Exhibit 10.1

INTERNALIZATION AGREEMENT

This Internalization Agreement, dated as of October 22, 2019 (this “Agreement”), is entered into by and among Carey Watermark Investors Incorporated, a Maryland corporation (“CWI 1”), CWI OP, LP, a Delaware limited partnership and the operating partnership of CWI 1 (“CWI 1 OP,” and together with CWI 1, the “CWI 1 Entities”), Carey Watermark Investors 2 Incorporated, a Maryland corporation (“CWI 2”), CWI 2 OP, LP, a Delaware limited partnership and the operating partnership of CWI 2 (“CWI 2 OP,” and together with CWI 2 the “CWI 2 Entities”), W. P. Carey Inc., a Maryland corporation (“WPC”), Carey Watermark Holdings, LLC, a Delaware limited liability company (“SGP”), CLA Holdings, LLC, a Delaware limited liability company (“CLA”), Carey REIT II, Inc., a Maryland corporation (“Carey II”), Carey Watermark Holdings 2, LLC, a Delaware limited liability company (“SGP 2”), WPC Holdco LLC, a Delaware limited liability company (“Holdco”), Carey Lodging Advisors, LLC, a Delaware limited liability company (“Advisor,” and together with WPC, SGP, CLA, Carey II, SGP 2 and Holdco, the “WPC Entities”), Watermark Capital Partners, LLC, a Delaware limited liability company (“Watermark Capital”), CWA, LLC, an Illinois limited liability company (“CWA”) and CWA 2, LLC, an Illinois limited liability company (“CWA 2,” and together with Watermark Capital and CWA, the “Watermark Entities”). Each of the CWI 1 Entities, the CWI 2 Entities, the WPC Entities and the Watermark Entities is also a “Party,” and collectively such entities are the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in Annex I.

RECITALS:

WHEREAS, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), by and among CWI 1, CWI 2 and Merger Sub, Merger Sub will merge (the “Merger”) with and into CWI 1, with CWI 1 being the surviving company;

WHEREAS, pursuant to the terms of the (i) CWI 1 Advisory Agreement, Advisor provides certain advisory services to CWI 1, (ii) CWI 1 LPA, SGP holds a special general partnership interest in CWI 1 OP (the “CWI 1 SGP Interest”), (iii) CWI 1 Subadvisory Agreement, CWA provides Advisor with sub-advisory services in connection with the CWI 1 Advisory Agreement, and (iv) SGP LLCA, CWA, CLA and Carey II each hold an indirect interest in the CWI 1 SGP Interest;

WHEREAS, pursuant to the terms of the (i) CWI 2 Advisory Agreement, Advisor provides certain advisory services to CWI 2, (ii) CWI 2 LPA, SGP 2 holds a special general partnership interest in CWI 2 OP (the “CWI 2 SGP Interest”), (iii) CWI 2 Subadvisory Agreement, CWA 2 provides Advisor with sub-advisory services in connection with the CWI 2 Advisory Agreement, and (iv) SGP 2 LLCA, CWA 2 and Holdco each hold an indirect interest in the CWI 2 SGP Interest; and

WHEREAS, in connection with the consummation of the Merger, the parties hereto desire to, among other things, subject to the terms and conditions set forth herein, (i) cause the redemption of the CWI 1 SGP Interest and the CWI 2 SGP Interest, (ii) cause the termination of the CWI 1 Advisory Agreement, CWI 2 Advisory Agreement and the Subadvisory Agreements, and (iii) set forth the terms pursuant to which CWI 2 will internalize (the “Internalization”) certain management services provided directly or indirectly as of the date of this Agreement by the WPC Entities and the Watermark Entities.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

Article I
Internalization

1.1          Internalization.

(a)           Senior Management Team. Concurrently with, and as a condition to the execution and delivery of this Agreement, CWI 2 has entered into an employment agreement (the “Medzigian Employment Agreement”) with Michael G. Medzigian (“Medzigian”), pursuant to which Medzigian shall serve from and after the REIT Merger Effective Time (as defined in the Merger Agreement) as Chief Executive Officer of CWI 2 or an applicable Affiliate in accordance with the terms of such employment agreement (the “Medzigian Employment Agreement”). Prior to the REIT Merger Effective Time, CWI 2 shall use its commercially reasonable efforts to adopt employment terms (for services to be provided from and after the REIT Merger Effective Time) with certain other individuals selected by the board of directors of CWI 2 with respect to each of the roles within the senior management team of CWI 2 as detailed on Exhibit A in each case to the extent such individuals are identified in the definitive Joint Proxy Statement (as defined in the Merger Agreement) (the “Additional Employment Agreements”).

(b)           Onboarding of Employees. Prior to the date hereof, CWI 2 has offered employment (on an at-will basis and subject to the consummation of the Merger and the Internalization) to certain employees of the WPC Entities and, prior to 15 Business Days before the Closing, CWI 2 will have offered employment (on an at-will basis and subject to the consummation of the Merger and the Internalization) to certain employees of the Watermark Entities, in each case pursuant to discussions among the Parties. Those employees who have or will have received offers (each, an “Identified Employee”) are identified on a list previously agreed among the Parties, and have a target start date within three (3) months following the REIT Merger Effective Time (the “Cutoff Time”). Subject to Section 1.1(e), with respect to any such Identified Employee, CWI 2 has or will have offered, or caused an Affiliate to offer, base salary and a bonus opportunity that are no less favorable, in the aggregate, than the base salary and bonus opportunity provided to such Identified Employee for the 2019 fiscal year by the applicable WPC Entity or Watermark Entity that employs such Person as of the date of such offer. Such offer includes or will include a covenant pursuant to which CWI 2 or an Affiliate will provide such person, upon hiring, with a benefits package that CWI 2 determines in its discretion is reasonably appropriate and, in connection therewith, CWI 2 may also elect to offer an equity compensation opportunity for certain Identified Employees. All such Persons who accept employment with CWI 2 (each a “Hired Employee”) will become employees of CWI 2 effective as of their respective hire date (each a “Hire Date”). To the extent applicable, each Hired Employee shall receive service credit for service performed for any WPC Entities, Watermark Entities or predecessors of either WPC Entities or Watermark Entities for purposes of eligibility, vesting and benefit accrual under any employee benefit plans sponsored by CWI 2 or any of its Affiliates. CWI 2, or an Affiliate thereof, shall take commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements, evidence of insurability and waiting periods and shall, or shall cause its Affiliate to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Hired Employee (and his or her eligible dependents) under a corresponding welfare benefit plan (to the extent such a plan is in place) during the calendar year of the Hire Date for purposes of satisfying such year’s deductible, co-payment and out-of-pocket limitations under such corresponding welfare benefit plan. To the extent that, as of the closing of the Merger, any Identified Employee has not been hired by CWI 2 or an Affiliate thereof, the applicable WPC Entities or Watermark Entities shall use commercially reasonable efforts to, subject to the terms and conditions set forth therein, cause the services of such Persons to be provided to CWI 2 pursuant to the WPC Transition Services Agreement or Watermark Transition Services Agreement, as applicable (subject, in all instances, to customary employee performance and other employment considerations, including, but not limited to, changes in financial markets and general economic conditions).

(c)           Assignment of Contracts; Shared Contracts. At the Closing, the applicable WPC Entity or Watermark Entity shall use commercially reasonable efforts to assign all Contracts, other than Shared Contracts (as defined below), to which all WPC Entities and Watermark entities are a party that materially relate to the Business as conducted by CWI 1 or CWI 2 as of the REIT Merger Effective Time, all of which are set forth on Exhibit B, from the applicable WPC Entity or Watermark Entity to CWI 2 or an Affiliate thereof (the “Transferred Contracts”) pursuant to an Assignment and Assumption Agreement; provided that the Parties may mutually agree after the date hereof that certain Transferred Contracts not be assigned at the Closing and Exhibit B shall be amended accordingly. Notwithstanding the foregoing, to the extent any Transferred Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or an attempted assignment of such Transferred Contract. If any such consents and waivers are not obtained with respect to any Transferred Contract, this Section 1.1(c) shall constitute an equitable assignment by the applicable WPC Entity or Watermark Entity to CWI 2 or an Affiliate thereof of all of such Person’s rights, benefits, title and interest in and to such Transferred Contract, to the extent permitted by Law, and CWI 2 or the applicable Affiliate thereof shall be deemed to be such Person’s agent for the purpose of completing, fulfilling and discharging all of such Person’s rights and liabilities arising on and after the Closing Date under such Transferred Contract, and such Person shall take all necessary steps and actions to provide CWI 2 or the applicable Affiliate thereof with the benefits of such Transferred Contract. Subject to the terms and conditions set forth in the WPC Transition Services Agreement, to the extent that any Transferred Contract that is not actually transferred to CWI 2 or an Affiliate thereof in accordance with this Section 1.1(c) by a WPC Entity, the cost, fees and expenses incurred by the WPC Entity prior to the earlier of the actual transfer, termination or expiration, will be included on the Invoice (as defined in the WPC Transition Services Agreement) and paid on a monthly basis in accordance with the WPC Transition Services Agreement. Subject to the terms and conditions set forth in the Watermark Transition Services Agreement, to the extent that any Transferred Contract that is not actually transferred to CWI 2 or an Affiliate thereof in accordance with this Section 1.1(c) by a Watermark Entity, the cost, fees and expenses incurred by the Watermark Entity prior to the earlier of the actual transfer, termination or expiration, will be included on the Invoice (as defined in the Watermark Transition Services Agreement) and paid on a monthly basis in accordance with the Watermark Transition Services Agreement. To the extent a Watermark Entity or a WPC Entity is a party to a Contract that, from and after the Closing, the goods or services provided thereunder will be shared by such Watermark Entity or WPC Entity, as applicable, on the one hand, and the CWI 2 Entities’ business, on the other hand (each, a “Shared Contract”), the applicable Watermark Entity or WPC Entity will use commercially reasonable efforts to continue to make such shared goods or services available to the CWI 2 Entities until the earlier of (i) the expiration of the applicable term of the applicable shared good or service under the applicable Transition Services Agreement, or (ii) the expiration or termination of the Shared Contract. Any such shared goods or services provided in accordance with the preceding sentence will be provided to the CWI 2 Entities for such periods on an “at cost” basis. From and after the Closing, with respect to any Shared Contract, the applicable Watermark Entity or WPC Entity, on the one hand, and the CWI 2 Entities, on the other hand, will cooperate in arranging separate Contracts to be entered into (as promptly as reasonably practicable) by the CWI 2 Entities with respect to such shared goods or services. From and after any such separation, the applicable Watermark Entity or WPC Entity shall have no further obligation or liability to the CWI 2 Entities with respect to such Shared Contract. To the extent that, from and after the earlier of (x) the expiration of the applicable term of the applicable shared good or service under the applicable Transition Services Agreement, or (y) the expiration or termination of the Shared Contract, either (i) a Transferred Contract has not been assigned in accordance with this Section 1.1(c), or (ii) a Shared Contract has not separated in accordance with this Section 1.1(c), in each instance, from and after such date, the Watermark Entity or WPC Entity, as applicable, shall have no further obligation or liability to the CWI 2 Entities in connection therewith and shall be entitled to terminate, amend or modify such Contract at its sole discretion.

(d)           Transition Services. From and after the Closing, CWI 2 shall, or shall cause an Affiliate to, use its reasonable best efforts to internalize the functions set forth in the (i) WPC Transition Services Agreement prior to the expiration of the applicable term set forth in the WPC Transition Services Agreement, and (ii) Watermark Transition Services Agreement prior to the expiration of the applicable term set forth in the Watermark Transition Services Agreement, as applicable. For the avoidance of doubt, nothing in this Section 1.1(d) shall require the WPC Entities or Watermark Entities or any respective Affiliate thereof to provide any transition services beyond the applicable term expressly set forth in the WPC Transition Services Agreement or Watermark Transition Services Agreement, as applicable.

(e)           REIT Non-Solicitation Waiver. The Parties hereto acknowledge and agree that, with respect to any person hired in accordance with Section 1.1(a), effective as of the Closing or the date of any offer of employment if earlier, any Non-Solicitation Covenant relating to any person hired or to be hired pursuant to Section 1.1(a) is hereby waived. The Parties hereto further acknowledge and agree that any Non-Solicitation Covenant is hereby waived with respect to any Identified Employee; provided, however, that if any Identified Employee is not hired by CWI 2 within three (3) months following the REIT Merger Effective Time, the Non-Solicitation Covenant shall then again apply to such Identified Employee. For the avoidance of doubt (x) with respect to any Identified Employee who has not actually been provided with an offer in contravention with Section 1.1(b), or (y) with respect to any other person employed by the WPC Entities or the Watermark Entities (other than those hired in accordance with Section 1.1(a)), in each instance, all Non-Solicitation Covenants shall remain in full force and effect in accordance with the applicable Contract related thereto.

(f)            Bonus Liabilities. Not later than December 1, 2020, CWI 2 shall deliver to the WPC Entities and the Watermark Entities a report providing a good faith estimate of the bonuses and other cash incentive compensation, if any, expected to be paid by CWI 2 to those Persons who became Hired Employees after January 1, 2020 related to calendar year 2020 (all such bonuses and incentive compensation, the “Stub-Period Bonus Liabilities”). No later than January 15, 2021, CWI 2 shall send a final report of the Stub-Period Bonus Liabilities to the WPC Entities and the Watermark Entities. No later than March 31, 2021, the WPC Entities and the Watermark Entities shall reimburse CWI 2 in cash for their respective pro rata shares of the Stub-Period Bonus Liabilities, taking into account any accrued amounts already reimbursed by CWI 2 for such compensation pursuant to the WPC Transition Services Agreement or Watermark Transition Services Agreement, based on the percentage of time that each Hired Employee was employed by CWI 2, the WPC Entities and the Watermark Entities, as applicable, during calendar year 2020, and any other adjustments reasonably agreed to in good faith by the Parties.

(g)           Allocation of Liabilities. Except to the extent provided in the Transition Services Agreements, the WPC Entities and the Watermark Entities shall be solely responsible for all wages and compensation earned by all personnel providing services to CWI 2 and any related employer-side employment taxes in respect of all periods prior to the respective Hire Dates (if any) of such personnel including, without limitation, bonuses relating to periods prior to each Hired Employee's Hire Date that are payable after such Hire Dates. In addition, the WPC Entities shall be solely responsible for the costs of any awards of WPC common stock or other equity-based awards made by WPC to any Identified Employee. On and after the date on which any such personnel became Hired Employees, CWI 2 shall be solely liable for all wages and compensation, and any related employer-side employment taxes, due to such employees with respect to periods of their employment by CWI 2 and its Affiliates.

(h)           Qualified Plans. Following the Closing, CWI 2 intends to adopt a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “CWI 2 Savings Plan”) in which Hired Employees shall be eligible to participate. Following the adoption of such a plan, the Parties shall reasonably cooperate with each other to take all reasonable steps necessary to permit each Hired Employee, if any, who shall receive an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the corresponding WPC Entities' or Watermark Entities' plans to rollover such eligible rollover distribution, including any associated loans, into an account under the CWI 2 Savings Plan as soon as administratively practicable following CWI 2’s receipt of such Hired Employee’s rollover application.

(i)            Termination Costs. The WPC Entities shall be solely responsible for any costs of termination, including, without limitation, severance costs and continuation coverage required by COBRA, for any employee of the WPC Entities who are terminated by them in connection with the Internalization, and their qualified beneficiaries. The Watermark Entities shall be solely responsible for any costs of termination, including, without limitation, severance costs and continuation coverage required by COBRA, for any employee of the Watermark Entities who are terminated by them in connection with the Internalization, and their qualified beneficiaries. Notwithstanding anything contained herein to the contrary, if CWI 2 has requested that a particular Identified Employee who is not hired prior to the Cutoff Time in accordance with the terms set forth in Section 1.1(b), be retained by the WPC Entities or the Watermark Entities, as applicable, to perform services for CWI 2 under a Transition Services Agreement in lieu of being terminated by the WPC Entities or the Watermark Entities from and after the Cutoff Time, then the WPC Entities or the Watermark Entities, as applicable, shall deliver to CWI 2 a good faith estimate of the cost to retain such Person to perform services from and after the Cutoff Time (including under the applicable Transition Services Agreement) and, if such cost is acceptable to CWI 2, CWI 2 shall pay the WPC Entities or the Watermark Entities, as applicable, fifty percent (50%) of the costs of retaining such person to perform services from and after the Cutoff Time (including under the applicable Transition Services Agreement).

(j)            No Third Party Beneficiaries. This Section 1.1 shall inure solely to the benefit of each of the Parties, and nothing in this Section 1.1 shall confer upon any Business Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 1.1, express or implied, shall be deemed an amendment of any plan providing benefits to any Business Employee or as altering the at-will nature of any Business Employee’s employment. Nothing in this Agreement shall be deemed to limit the right of CWI 2 and its Affiliates to terminate the employment of any Business Employee at any time or construed as altering the at-will nature of any Business Employee’s employment; and provided further that nothing in this Agreement shall be deemed to limit the right of CWI 2 and its Affiliates, following the Closing, to (y) change or modify the terms and conditions of employment for any Business Employee or (z) change, modify, or terminate any employee benefit plan or arrangement.

(k)           Purchase of Certain Assets. At the Closing, the applicable Watermark Entity shall sell and transfer to CWI 2, and CWI 2 shall purchase and accept from such Watermark Entity, those assets set forth on Schedule 1 to the Watermark Bill of Sale (the “Purchased Assets”) for an aggregate purchase price of $295,000.

1.2          Non-Competition and Non-Solicitation.

(a)           Non-Competition. Subject to the other provisions set forth in this Section 1.2(a), from and after the Closing until the Restriction Termination Date and without prior written consent of CWI 2, each of the WPC Entities and their respective Affiliates shall be prohibited from sponsoring, acting as the external advisor to or externally managing any new or existing real estate program focused on lodging properties. From and after the Closing, each of the Watermark Entities and their Affiliates agree to be prohibited from engaging in the Business if and solely to the same extent that Medzigian is prohibited from such engagement in the Commitment Agreement and the Medzigian Employment Agreement. Notwithstanding anything contained herein (i) nothing contained herein shall prohibit the WPC Entities from acquiring (via stock purchase, asset purchase, merger or otherwise) any properties or assets or any Person that has operations related to, but whose primary business is not focused on, the Business, and (ii) the restrictions set forth in this Section 1.2 (A) shall in no way apply to an acquirer of all or substantially all of the business, operations, assets or equity interests of any of the WPC Entities, and (B) shall automatically and immediately (without, for the avoidance of doubt, the need to comply with the temporal elements set forth in the definition of “Restriction Termination Date”) terminate with respect to the WPC Entities, upon (1) such time as the WPC Entities do not have the right to designate any persons for election of directors at the annual meeting of stockholders of CWI 2 in accordance with this Agreement, or (2) if earlier, a Change in Control of either (x) CWI 2, or (y) WPC, in the case of each of subclause (x) and (y) if at such time any WPC representatives on CWI 2's Board of Directors resigns from the Board and the WPC Entities agree not to exercise their director designations right in the future (it if would otherwise continue).

(b)           Non-Solicitation of CWI 2 Employees. From and after the Closing until the Restriction Termination Date (or, in the case of the Watermark Entities, the expiration of the one (1) year period applicable to Medzigian set forth in Section 7(d) of the Medzigian Employment Agreement, if earlier) and without prior written consent of CWI 2, none of the WPC Entities or Watermark Entities shall either directly or indirectly, solicit (or encourage any other Person to solicit) or encourage to leave the employment of CWI 2 or any of its Affiliates, any person who is an officer or employee of CWI 2 or any of its Affiliates, or who has been employed by CWI 2 or any of its Affiliates during the six (6) months prior to the date of such solicitation. Notwithstanding the foregoing, general solicitations of employment published in a newspaper, over the Internet, or in another publication of general circulation and not specifically directed towards such officers, employees or consultants shall not be deemed to constitute solicitation for purposes of this paragraph.

1.3          Non-Interference with Business Relationships. From and after the Closing until the applicable Restriction Termination Date, none of the Watermark Entities and the WPC Entities shall intentionally seek to induce or otherwise cause any client, supplier, vendor, licensee, licensor, franchisor, management company or any other Person with whom CWI 2 or any of its Affiliates then has, or during the six (6) months prior to such time had, a business relationship, whether by contract or otherwise, in each case in connection with the Business, to discontinue or alter such business relationship in a manner that is adverse to CWI 2 or any of its Affiliates.

1.4          Redemption. The Parties shall take the steps set forth in this Section 1.4 (collectively, the “Redemption”):

(a)           CWI 1 SGP Interest Distribution. Immediately following the REIT Merger Effective Time, SGP shall distribute (the “CWI 1 Distribution”) (i) forty percent (40%) of the CWI 1 SGP Interest to CLA, (ii) forty percent (40%) of the CWI 1 SGP Interest to Carey II, and (iii) twenty percent (20%) of the CWI 1 SGP Interest to CWA.

(b)           CWI 2 SGP Interest Distribution. Immediately following the REIT Merger Effective Time, SGP 2 shall distribute (the “CWI 2 Distribution”) (i) seventy five percent (75%) of the CWI 2 SGP Interest to Holdco, and (ii) twenty five percent (25%) of the CWI 2 SGP Interest to CWA 2.

(c)           CWI 1 SGP Exchange and Contribution. Immediately following the REIT Merger Effective Time, without any further action required by any Party, (i) CLA shall exchange with CWI 2 that portion of the CWI 1 SGP Interest that it received pursuant to Section 1.4(a)(i) for (A) eight hundred and fifty four thousand three hundred and eighty eight (854,388) shares of Common Stock, and (B) shares of Preferred Stock with a liquidation preference of nineteen million five hundred and fifty thousand eight hundred and seventy nine dollars ($19,550,879), (ii) Carey II shall exchange with CWI 2 that portion of the CWI 1 SGP Interest that it received pursuant to Section 1.4(a)(ii) for (A) eight hundred and fifty four thousand three hundred and eighty eight (854,388) shares of Common Stock, and (B) shares of Preferred Stock with a liquidation preference of nineteen million five hundred and fifty thousand eight hundred and seventy nine dollars ($19,550,879), and (iii) CWA shall contribute to CWI 2 OP that portion of the CWI 1 SGP Interest that it received pursuant to Section 1.4(a)(iii) for one million two hundred eighty four thousand forty seven (1,284,047) common limited partnership interests (the “OP Units”) in CWI 2 OP.

(d)           CWI 2 SGP Exchange and Contribution. Immediately following the REIT Merger Effective Time, without any further action required by any Party, (i) Holdco shall exchange with CWI 2 that portion of the CWI 2 SGP Interest that it received pursuant to Section 1.4(b)(i) for (A) one million one hundred and thirty one thousand seven hundred and seventy three (1,131,773) shares of Common Stock, and (B) shares of Preferred Stock with a liquidation preference of twenty five million eight hundred and ninety eight thousand two hundred and forty two dollars ($25,898,242) and (ii) CWA 2 shall contribute to CWI 2 OP that portion of the CWI 2 SGP Interest that it received pursuant to Section 1.4(b)(ii) for one million one hundred thirty three thousand nine hundred forty nine (1,133,949) OP Units.

(e)           No Further Liability. Following the Redemption, (i) SGP shall have no further liability or obligation pursuant to the CWI 1 LPA, (ii) SGP 2 shall have no further liability or obligation pursuant to the CWI 2 LPA, (iii) none of the CWI 1 Entities shall have any further liability or obligation pursuant to the CWI 1 LPA in respect of the CWI 1 SGP Interest, and (iv) none of the CWI 2 Entities shall have any further liability or obligation pursuant to the CWI 2 LPA in respect of the CWI 2 SGP Interest. The Parties agree that, subject to the consummation of the Redemption, the Redemption shall be in lieu of any right that SGP and SGP 2, and its successors and assigns, would otherwise have in connection with a change of control event of any CWI I Entity or any CWI 2 Entity under the CWI 1 LPA or CWI 2 LPA, as applicable, and each of SGP and SGP 2 hereby waives all rights to any distributions that it would otherwise be entitled to receive in connection with the Merger pursuant to the CWI 1 LPA and the CWI 2 LPA.

1.5          Limited Partnership Interests. Notwithstanding anything to the contrary in the CWI 2 OP LPA or this Agreement:

(a)           At any time at the sole discretion of any Watermark Entity, the OP Units issued to such Watermark Entity shall be redeemable or exchangeable at the option of the holder thereof in exchange for such number of Common Stock of equivalent value of such OP Units at the time of such redemption or exchange;

(b)           Distributions shall be made to the holder(s) of the OP Units at the same time, and in the same form as, any dividend payable to the holders of Common Stock, and the amount of such distributions shall be determined using the same rate of return as is used to determine such dividends payable with respect to the Common Stock;

(c)               The OP Units and Common Stock shall be transferable by any Watermark Entity to any Affiliate of such Person or to any family members, trusts or other estate planning vehicles of any direct or indirect equityholder of such Person; and

(d)               The foregoing provisions shall not be waived, modified or amended, whether in this Agreement or the CWI 2 OP LPA, in any way that adversely affects the limited liability of any Watermark Entity as a limited partner, the rights of any Watermark Entity to exchange its equity interests for cash, or at the election of CWI 2, Common Stock, or in any way that disproportionality affects a Watermark Entity’s rights to distributions or allocations, in each case, without the prior written consent of the Watermark Entity then holding the OP Units.

1.6          Holding Period.

(a)           In addition to any restrictions on transfer contained in the CWI 2 OP LPA and without prior written consent of CWI 2, until the earlier of (a) the completion of CWI 2’s initial underwritten public offering of Common Stock, (b) ninety (90) days after the listing of Common Stock on a national securities exchange (either (a) or (b) an “IPO Event”), (c) the consummation of a Change in Control of CWI 2, (d) solely in the case of securities held by the WPC Entities, such time following either (1) the resignation of all representatives of the WPC Entities from CWI 2's Board of Directors following a Change in Control of CWI 2 or WPC, or (2) as the WPC Entities do not have the right to designate any persons for election of directors at the annual meeting of stockholders of CWI 2 in accordance with this Agreement, or (e) except as contemplated by Section 1.5(a), solely in the case of securities held by the Watermark Entities, such time as Medzigian no longer serves as Chief Executive Officer or a director of CWI 2, the WPC Entities or the Watermark Entities, as applicable, shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or warrant for the sale of, make any short sale or otherwise transfer or dispose or encumber (collectively, “Transfer”) the Common Stock, Preferred Stock or limited partnership interests in CWI 2 OP that it receives pursuant to Section 1.4 of this Agreement; provided, however, that, subject to compliance with applicable Laws, including applicable securities Laws, the WPC Entities and the Watermark Entities may engage in a Permitted Transfer; provided, further, that the foregoing restrictions on pledges and encumbrances shall not apply where the beneficiary of the pledge or encumbrance has agreed in writing to be bound by the restrictions set forth in this Section 1.6. In addition, in the event of an underwritten public offering of securities of CWI 2 and to the extent requested by the underwriters of such public offering, the WPC entities and Watermark Entities shall enter into customary lockup agreements to be negotiated in good faith by the applicable parties.

1.7         Termination of Agreements. Immediately following the Redemption, without any further action required by any party thereto, the (a) CWI 1 Advisory Agreement, (b) CWI 2 Advisory Agreement, and (c) Subadvisory Agreements, shall terminate (the “Termination”). Within ninety (90) days following the Termination, (i) CWI 2 shall pay, or cause to be paid, to Advisor or, at Advisor’s election, an Affiliate thereof, all reimbursable expenses and fees owed to Advisor under the CWI 1 Advisory Agreement and the CWI 2 Advisory Agreement, as applicable, accrued through the Termination (by way of example, and without limitation, this shall include all earned but unpaid asset management fees, disposition fees (excluding any disposition fees that may be owed in connection with the Merger), property management fees, loan refinancing fees, and the reimbursement of other selling, general and administrative expenses), and (ii) the Advisor shall pay, or cause to be paid, to CWA and CWA 2, as applicable, or, at such Person’s election, an Affiliate thereof (including, for the avoidance of doubt, Watermark Capital), all reimbursable expenses and fees owed to CWA or CWA 2 under Subadvisory Agreements. From and after the Redemption, (i) CWA, CLA and Carey II shall use commercially reasonably efforts to cause SGP to liquidate or dissolve, and SGP LLCA to be terminated in connection therewith, and (ii) CWA 2 and Holdco shall use commercially reasonable efforts to cause SGP 2 to liquidate or dissolve, and SGP 2 LLCA to be terminated in connection therewith.

1.8          Watermark Name. Immediately following the REIT Merger Effective Time, the Trademark Coexistence Agreement substantially in the form attached hereto as Exhibit D, related to the use of the “Watermark” name by the applicable parties, shall become automatically effective without any action on the part of any Party.

1.9          Allocation. Unless otherwise required by a determination of a taxing authority that is final, all parties hereto shall report the transactions contemplated hereby (other than the reimbursable expenses and fees payable pursuant to Section 1.1) for tax purposes as allocated to the Redemption.

1.10        Board Composition. CWI 2 hereby agrees to take all necessary actions to set the size of the Board of Directors of CWI 2 at nine (9) directors upon the closing of the Merger. Prior to the consummation of an IPO Event, CWI 2 shall not modify the size of its Board of Directors from nine (9) without the prior written consent of WPC. For so long as the WPC Entities, collectively, beneficially own shares of Capital Stock with (i) a Value equal to or greater than one hundred million dollars ($100 million), WPC shall have the right to designate for election at the annual meeting of stockholders of CWI 2 two (2) directors to the Board of Directors of CWI 2, (ii) a Value less than one hundred million dollars ($100 million) but equal to or greater than fifty million dollars ($50 million), WPC shall have the right to designate for election at the annual meeting of stockholders of CWI 2 one (1) director to the Board of Directors of CWI 2, and (iii) a Value less than fifty million dollars ($50 million), WPC shall not have the contractual right to designate for election at the annual meeting of stockholders of CWI 2 any directors to the Board of Directors of CWI 2.

Article II
CLOSING AND CLOSING DATE DELIVERIES

2.1          Closing. The closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of DLA Piper LLP (US) in New York, New York as soon as reasonably practicable following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (other than conditions with respect to actions that any party will take at the Closing itself) or at such other place and time as is mutually agreed to in writing by the parties hereto (the “Closing Date”).

2.2          Ancillary Agreements. Immediately following the REIT Merger Effective Time, the following agreements shall become automatically effective without any action on the part of any Party:

(a)           the WPC Trademark Assignment Agreement;

(b)           the WPC Transition Services Agreement;

(c)           the Watermark Transition Services Agreement;

(d)           the Assignment and Assumption Agreement;

(e)           Watermark Bill of Sale; and

(f)            the Trademark Coexistence Agreement.

2.3          Cooperation. Each Party shall and shall cause its subsidiaries and Affiliates to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary waivers, consents and approvals from all Persons necessary in connection with the consummation of transactions contemplated by this Agreement and the giving of any notices to any Person, if any, and the taking of all reasonable actions as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Person necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (iv) cooperating in good faith prior to and following the Closing to (A) identify all Contracts that contemplate the provision of services to or relate to the rights, operations or assets of CWI 1 or CWI 2 or their respective Affiliates, (B) determine whether such Contracts identified in clause (A) should have been included in the list of Transferred Contracts attached hereto as Exhibit B or are Shared Contracts, and (C) with respect to any Transferred Contract, assign such Transferred Contract to a CWI 2 Entity designated by CWI 2 in accordance with the terms of Section 1.1(c), and with respect to any Shared Contract, make such goods and services available to the CWI 2 Entities in accordance with the terms of Section 1.1(c).

Article III
Representations and warranties of the cwi 1 entities

CWI 1 and CWI 1 OP hereby represent and warrant to WPC and Watermark Capital as of the date hereof and as of the Closing as follows:

3.1          Organization and Qualification. CWI 1 is a corporation duly organized, validly existing and in good standing under the Laws of Maryland. CWI 1 OP is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Each CWI 1 Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 1 Entities to consummate the transactions contemplated hereunder. No CWI 1 Entity is in violation of any material provision of its Organizational Documents.

3.2          Authority. Each CWI 1 Entity (a) has the respective right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by each CWI 1 Entity and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, is binding upon, and legally enforceable against, each CWI 1 Entity in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

3.3          No Violations and Consents.

(a)            None of the execution, delivery or performance of this Agreement by any CWI 1 Entity or the consummation by a CWI 1 Entity of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Organizational Documents of any such Person, (ii) conflict with or violate any Law applicable to any such Person, or any of its properties or assets, or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a lien upon any of the respective properties or assets (including rights) of any such Person pursuant to, any Contract to which any such Person is a party (or by which any of their respective properties or assets (including rights) are bound), except, with respect to clauses (ii) and (iii) of this Section 3.3(a), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 1 Entities to consummate the transactions contemplated hereby.

(b)           None of the execution, delivery or performance of this Agreement by the CWI 1 Entities or the consummation by the CWI 1 Entities of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority with respect to any such Person or any of its respective properties or assets, other than where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 1 Entities to consummate the transactions contemplated hereunder.

3.4          Brokers. No CWI 1 Entity has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than Barclays.

3.5          Acknowledgement of No Other Representations or Warranties. The CWI 1 Entities acknowledge and agree that, (i) except for the representations and warranties contained in Article V or Article VI or any certificate or schedule delivered in connection with the Closing pursuant hereto, as applicable, no WPC Entity, Watermark Entity, or any of their respective Affiliates or representatives, makes or has made, nor is any CWI 1 Entity relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning the WPC Entities or the Watermark Entities or any of their respective businesses, operations, assets, liabilities, results of operations, conditions (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) the WPC Entities and Watermark Entities and their respective Affiliates and each of their respective representatives hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by the WPC Entities or Watermark Entities or any of their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the CWI 1 Entities by any representative of a WPC Entity or Watermark Entity or of their respective Affiliates) except for the representations and warranties expressly set forth in Article V or Article VI, as applicable, or any certificate or schedule delivered by or on behalf of any such Person in connection with the Closing pursuant hereto.

Article IV
Representations and warranties of the cwi 2 entities

CWI 2 and CWI 2 OP hereby represent and warrant to WPC and Watermark Capital as of the date hereof and as of the Closing as follows:

4.1          Organization and Qualification. CWI 2 is a corporation duly organized, validly existing and in good standing under the Laws of Maryland. CWI 2 OP is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Each CWI 2 Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 2 Entities to consummate the transactions contemplated hereunder. No CWI 2 Entity is in violation of any material provision of its Organizational Documents.

4.2          Authority. Each CWI 2 Entity (a) has the respective right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by each CWI 2 Entity and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, is binding upon, and legally enforceable against, each CWI 2 Entity in accordance with its terms, except as such enforceability may be subject to, and limited by, the Bankruptcy and Equity Exception.

4.3          No Violations and Consents.

(a)           None of the execution, delivery or performance of this Agreement by any CWI 2 Entity or the consummation by a CWI 2 Entity of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Organizational Documents of any such Person, (ii) conflict with or violate any Law applicable to any such Person, or any of its properties or assets, or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a lien upon any of the respective properties or assets (including rights) of any such Person pursuant to, any Contract to which any such Person is a party (or by which any of their respective properties or assets (including rights) are bound), except, with respect to clauses (ii) and (iii) of this Section 4.3(a), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 2 Entities to consummate the transactions contemplated hereby.

(b)           None of the execution, delivery or performance of this Agreement by the CWI 2 Entities or the consummation by the CWI 2 Entities of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority with respect to any such Person or any of its respective properties or assets, other than where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the CWI 2 Entities to consummate the transactions contemplated hereunder.

4.4          Brokers. No CWI 2 Entity has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than Morgan Stanley.

4.5          Acknowledgement of No Other Representations or Warranties. The CWI 2 Entities acknowledge and agree that, (i) except for the representations and warranties contained in Article V or Article VI or any certificate or schedule delivered in connection with the Closing pursuant hereto, as applicable, no WPC Entity, Watermark Entity, or any of their respective Affiliates or representatives, makes or has made, nor is any CWI 2 Entity relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning the WPC Entities or the Watermark Entities or any of their respective businesses, operations, assets, liabilities, results of operations, conditions (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) the WPC Entities and Watermark Entities and their respective Affiliates and each of their respective representatives hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by the WPC Entities or Watermark Entities or any of their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the CWI 2 Entities by any representative of a WPC Entity or Watermark Entity or of their respective Affiliates) except for the representations and warranties expressly set forth in Article V or Article VI, as applicable, or any certificate or schedule delivered by or on behalf of any such Person in connection with the Closing pursuant hereto.

Article V
Representations and warranties of the watermark entities

Watermark Capital, CWA and CWA 2 hereby represent and warrant to WPC, CWI 1 and CWI 2 as of the date hereof and as of the Closing as follows:

5.1          Organization and Qualification. Each Watermark Entity is a limited liability company duly organized, validly existing and in good standing under the Laws of its respective state of formation. Each Watermark Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Watermark Entities to consummate the transactions contemplated hereunder. No Watermark Entity is in violation of any material provision of its Organizational Documents.

5.2          Authority. Each Watermark Entity (a) has the respective right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by each Watermark Entity and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, is binding upon, and legally enforceable against, each Watermark Entity in accordance with its terms, except as such enforceability may be subject to, and limited by, the Bankruptcy and Equity Exception.

5.3          No Violations and Consents.

(a)           None of the execution, delivery or performance of this Agreement by any Watermark Entity or the consummation by a Watermark Entity of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Organizational Documents of any such Person, (ii) conflict with or violate any Law applicable to any such Person, or any of its properties or assets, or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a lien upon any of the respective properties or assets (including rights) of any such Person pursuant to, any Contract to which any such Person is a party (or by which any of their respective properties or assets (including rights) are bound), except, with respect to clauses (ii) and (iii) of this Section 5.3(a), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Watermark Entities to consummate the transactions contemplated hereby.

(b)           None of the execution, delivery or performance of this Agreement by the Watermark Entities or the consummation by the Watermark Entities of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority with respect to any such Person or any of its respective properties or assets, other than where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Watermark Entities to consummate the transactions contemplated hereunder.

5.4          Brokers. No Watermark Entity has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.5          No Defaults Under Transferred Contracts. None of the Watermark Entities is in material default under any Transferred Contracts to which such entity is a party.

5.6          Acknowledgement of No Other Representations or Warranties. The Watermark Entities acknowledge and agree that, (i) except for the representations and warranties contained in Article III, Article IV or Article VI, as applicable, or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of the WPC Entities, CWI 1 or CWI 2, nor any of their respective Affiliates or representatives, makes or has made, nor is any Watermark Entity relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning the WPC Entities, CWI 1 or CWI 2 or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) the WPC Entities, CWI 1 and CWI 2 and their respective Affiliates and each of their respective representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by the WPC Entities, CWI 1 or CWI 2 or any of their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Watermark Entities by any representative of a WPC Entity, CWI 1 or CWI 2 or their respective Affiliates) except for the representations and warranties expressly set forth in Article III, Article IV or Article VI, as applicable, or any certificate or schedule delivered by or on behalf of any such Person in connection with the Closing pursuant hereto.

Article VI
Representations and warranties of the WPC entities

WPC, SGP, SGP 2 and Advisor hereby represent and warrant to each of CWI 1, CWI 2 and Watermark Capital as of the date hereof and as of the Closing as follows:

6.1          Organization and Qualification. Each WPC Entity is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its respective state of formation. Each WPC Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the WPC Entities to consummate the transactions contemplated hereunder. No WPC Entity is in violation of any material provision of its Organizational Documents.

6.2          Authority. Each WPC Entity (a) has the respective right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by each WPC Entity and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, is binding upon, and legally enforceable against, each WPC Entity in accordance with its terms, except as such enforceability may be subject to, and limited by, the Bankruptcy and Equity Exception.

6.3          No Violations and Consents.

(a)           None of the execution, delivery or performance of this Agreement by any WPC Entity or the consummation by a WPC Entity of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Organizational Documents of any such Person, (ii) conflict with or violate any Law applicable to any such Person, or any of its properties or assets, or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a lien upon any of the respective properties or assets (including rights) of any such Person pursuant to, any Contract to which any such Person is a party (or by which any of their respective properties or assets (including rights) are bound), except, with respect to clauses (ii) and (iii) of this Section 6.3(a), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the WPC Entities to consummate the transactions contemplated hereby.

(b)           None of the execution, delivery or performance of this Agreement by the WPC Entities or the consummation by the WPC Entities of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority with respect to any such Person or any of its respective properties or assets, other than where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the WPC Entities to consummate the transactions contemplated hereunder.

6.4          Brokers. No WPC Entity has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.5          No Defaults Under Transferred Contracts. None of the WPC Entities is in material default under any Transferred Contracts to which such entity is a party.

6.6          Acknowledgement of No Other Representations or Warranties. The WPC Entities acknowledge and agree that, (i) except for the representations and warranties contained in Articles III, IV or V or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of the CWI 1 Entities, CWI 2 Entities or Watermark Entities nor any of their respective Affiliates or representatives makes or has made, nor is any WPC Entity relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning the any of the foregoing or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) the each of the CWI 1 Entities, CWI 2 Entities or Watermark Entities and their respective Affiliates and each of their respective representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by such Person or any of their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the WPC Entities by any representative of any of the foregoing or its respective Affiliates) except for the representations and warranties expressly set forth in Articles III, IV or V or any certificate or schedule delivered by or on behalf of any such Person in connection with the Closing pursuant hereto.

Article VII
CONDITIONS TO THE SALE

7.1          Conditions to Obligations of Each Party. The respective obligations of each Party hereto to effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of each of the following conditions:

(a)           No Injunction. No Governmental Authority of competent jurisdiction shall have issued any Order that is in effect, and no Law shall have been enacted or promulgated, that renders the transactions contemplated hereunder illegal, or prohibits, enjoins, restrains or otherwise prevents or delays the transactions contemplated hereunder.

(b)           Merger. The Merger shall have occurred on the terms set forth in the Merger Agreement.

(c)           Employment Agreements. The Medzigian Employment Agreement shall not have been amended or terminated, except by agreement of all parties to the Medzigian Employment Agreement, and employment terms shall have been agreed to by CWI 2 and any executive officer set forth on Exhibit A that has been identified in the definitive Joint Proxy Statement.

(d)           Redemption. The Redemption shall have occurred.

7.2          Additional Condition to Obligations of WPC. The obligations of WPC to effect the transactions contemplated hereunder at the Closing are also subject to the satisfaction or waiver by WPC of the following additional condition:

(a)           CWI 2 Board. At the closing of the Merger, the size of the Board of Directors of CWI 2, shall have been set at nine (9) directors, and two (2) directors shall be appointed by WPC.

Article VIII

Termination

8.1          Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)           By the mutual written consent of WPC, CWI 1, CWI 2 and Watermark Capital;

(b)           By any party if the conditions set forth in Section 7.1 shall not have been satisfied substantially concurrently with the closing of the Merger; or

(c)           By WPC, CWI 1, CWI 2 or Watermark Capital, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued any Order permanently enjoining, restraining or prohibiting the transactions contemplated hereunder, and such Order shall have become final and non-appealable, if applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any such Person if such Person is then in breach in any material respect of its obligations under this Agreement has been the principal cause of, or principally resulted in, such Order, restraint or prohibition.

8.2          Effect of Termination.

(a)           In the event of termination of this Agreement by WPC, CWI 1, CWI 2 or Watermark Capital, in each instance, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective representatives, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on Contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another Person or otherwise, except with respect to Annex I, this Section 8.2, and Article X (and such provisions shall remain in full force and effect following such termination.

Article IX
survival

9.1          No Survival. The representations and warranties contained in this Agreement or any certificate, agreement or instrument furnished or to be furnished to at the Closing pursuant to this Agreement shall not survive the Closing and shall terminate on the Closing Date, and no party hereto shall have any obligation for indemnification hereunder or other liability to any other party with respect to any claim for breach of any representation or warranty contained in this Agreement or other agreement or instrument delivered by any other party at the Closing. All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive in accordance with their terms.

Article X

GENERAL PROVISIONS

10.1        Cost and Expenses. Each party will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

10.2        Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement signed by the parties hereto, and any failure of a party to comply with any term or provision of this Agreement may be waived by the other parties, at any time by an instrument in writing signed by or on behalf of such other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.3        Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement, as needed, so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

10.4        Entire Agreement. This Agreement (together with the Annexes, Exhibits, and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.5        Assignment; Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

10.6        Parties in Interest. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons, other than the parties hereto, may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.7        Mutual Drafting; Interpretation; Headings.

(a)            Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars.] The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8        Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the Laws of the State of Maryland, excluding the “conflict of laws” rules thereof.

10.9        Venue. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the State Court of the State of Maryland or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Maryland, and in each case any appellate courts therefrom, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Action, suit or proceeding relating thereto except in the courts described above in Maryland, except for Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.10     Waiver of Jury Trial and Certain Damages. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION10.10.

10.11      Notices.

(a)           All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by email or sent by reputable overnight delivery service and properly addressed as set out in Annex II.

(b)           Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)           All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.11 if delivered personally or courier, shall be effective upon delivery; if sent by email, shall be delivered upon receipt of proof of transmission.

10.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via e-mail as a portable document format (.pdf) of this Agreement, bearing the signature of any party shall be deemed to be of the same legal force and effect as an original of this Agreement bearing such signature(s) as originally written of such one or more parties.

10.13      Specific Performance. Each party hereto agrees that irreparable damage would occur to a party if any provision of this Agreement were breached or not performed by the other party in accordance with the terms hereof. It is accordingly agreed that, prior to the valid termination hereof, each party hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled. Each party further agrees that (a) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section10.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CAREY WATERMARK INVESTORS INCORPORATED

/s/ Charles S. Henry
Name: Charles S. Henry
Title: Authorized Representative

CWI OP LP,

By Carey Watermark Investors Incorporated, its general partner

/s/ Charles S. Henry
Name: Charles S. Henry
Title: Authorized Representative

CAREY WATERMARK INVESTORS 2 INCORPORATED

/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Director

CWI 2 OP LP,

By Carey Watermark Investors 2 Incorporated, its general partner

/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Director

W. P. CAREY INC.

/s/ Jason E. Fox
Name: Jason E. Fox
Title: Chief Executive Officer

[Signature Page to Internalization Agreement]

CAREY WATERMARK HOLDINGS, LLC

By: CLA Holdings, LLC, its managing member

By: Carey REIT II, Inc., its sole member

/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

CLA HOLDINGS LLC

By: Carey REIT II, Inc., its sole member

/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

CAREY REIT II, INC.

/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

CAREY WATERMARK HOLDINGS 2, LLC

By: WPC Holdco LLC, its managing member

By: W. P. Carey Inc., its sole member

/s/ Jason E. Fox
Name: Jason E. Fox
Title: Chief Executive Officer

WPC HOLDCO LLC

/s/ Jason E. Fox
Name: Jason E. Fox
Title: Chief Executive Officer

[Signature Page to Internalization Agreement]

CAREY LODGING ADVISORS, LLC

/s/ Susan C. Hyde_
Name: Susan C. Hyde
Title: Chief Administrative Officer

WATERMARK CAPITAL PARTNERS, LLC

/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chairman

CWA, LLC

/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: A

CWA 2, LLC

/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Authorized Representative

[Signature Page to Internalization Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement:

“Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation, audit or other proceeding commenced, brought, or heard by or before any Governmental Authority.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such first-mentioned Person; provided, however, that for purposes of this Agreement, the CWI 1 Entities and the CWI 2 Entities shall be deemed not to be Affiliates of the Watermark Entities and the WPC Entities.

“Agreement” has the meaning set forth in the caption.

“Articles Supplementary” mean the Articles Supplementary of CWI 2 substantially in the form attached hereto as Exhibit F.

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement attached hereto as Exhibit F, entered into on the date hereof to become automatically effective at the Closing by and between Watermark Capital and CWI 2.

“Business” means the business of acquiring, holding, managing, leasing; disposing and financing lodging properties and lodging-related real properties and debt investments related to lodging properties.

“Business Day” means any day, except for a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Business Employee” means any employee of any of the Parties.

“Capital Stock” means the Preferred Stock together with the Common Stock.

“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the assets of a Person to a Person that is not an Affiliate, (ii) the sale or transfer of the outstanding shares of capital stock of Person, or (iii) the merger or consolidation of such Person with another Person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital stock of such Person, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of such Person or the surviving or resulting entity immediately following such transaction. Notwithstanding the foregoing, the Merger shall be deemed not to be a Change in Control.

“Commitment Agreement” means the Commitment Agreement, dated as of October 1, 2019, among CWI 1, CWI 2, Watermark and Medzigian, as the same may be amended from time to time.

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“Common Stock” means shares of CWI 2 Class A Common Stock, $0.001 par value per share.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, purchase order, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“CWI 1 Advisory Agreement” means that certain Amended and Restated Advisory Agreement dated as of January 1, 2016, as amended, entered into by and among CWI 1, CWI 1 OP and Advisor.

“CWI 1 Agreements” means the CWI 1 Advisory Agreement together with the CWI 1 LPA.

“CWI 1 LPA” means that certain Agreement of Limited Partnership dated as of September 15, 2010, as amended, entered into by and among CWI 1 OP, CWI 1, and SGP.

“CWI 1 Subadvisory Agreement” means that certain Sub-Advisory Agreement dated as of September 15, 2010, as amended, by and between Advisor and CWA.

“CWI 2 Advisory Agreement” means that certain Advisory Agreement dated as of February 9, 2015, as amended, entered into by and among CWI 2, CWI 2 OP and Advisor.

“CWI 2 Agreements” means the CWI 2 Advisory Agreement together with the CWI 2 LPA.

“CWI 2 LPA” means that certain Agreement of Limited Partnership dated as of February 9, 2015, as amended, entered into by and among CWI 2 OP, CWI 2, and SGP 2.

“CWI 2 OP LPA” means that certain amended and restated limited partnership agreement of CWI 2 OP as in effect on the date of this Agreement.

“CWI 2 Subadvisory Agreement” means that certain Subadvisory Agreement dated as of February 9, 2015, as amended, by and between Advisor and CWA 2.

“REIT Merger Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

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“Merger Sub” means Apex Merger Sub, LLC, a Maryland limited liability.

“Non-Solicitation Covenants” shall mean, collectively, any non-solicitation, non-hire or other similar restrictive covenant contained in the CWI 1 Agreements, CWI 2 Agreements or Subadvisory Agreements.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Organizational Documents” means the articles of incorporation, articles or certificate of incorporation, bylaws, articles or certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto, as applicable.

“Permitted Transfer” means (1) a Transfer of all or a portion of the applicable securities by any WPC Party to its Affiliates or by any Watermark Entity to its Affiliates; (2) a Transfer of all or a portion of the applicable securities to any family member of a direct or indirect equityholder of any Watermark Entity or to any trust, partnership, corporation, limited liability company or other estate planning vehicle established and held for the direct or indirect benefit of a holder of the applicable securities (including pursuant to a Transfer permitted by clause (3) below) or his or her respective family members, provided that any such Transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation, or limited liability company; or (3) a Transfer of all or a portion of the applicable securities as required by applicable Law or Order.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Preferred Stock” means shares of CWI 2 Series A Preferred Stock, $0.001 par value per share, to be authorized via the Articles Supplementary.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such Person and its Affiliates.

“Restriction Cancellation Event” means the occurrence of any of the following: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CWI 2 representing a majority of the voting power of CWI 2’s then outstanding securities, (ii) a change in the composition of the board of directors of CWI 2 occurs such that the individuals who, as of immediately after the closing, constitute the board of directors of CWI 2 cease for any reason to constitute at least a majority of the board of directors of CWI 2, other than in the case of any individual who becomes a member of the board of directors of CWI 2 subsequent to the Closing whose election or nomination for election by CWI 2’s equityholders was approved by a vote of at least a majority of those individuals who were former members of the board of directors of CWI 2, or (iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of CWI 2 or other transaction is consummated (other than a transaction between CWI 2 or one of its Affiliates, on the one hand, and any entity that is, at the time of such transaction, sponsored or advised by a Party or its Affiliates, on the other hand), unless, in each case, immediately following such transaction or disposition, the individuals and entities who were the beneficial owners of the voting securities of CWI 2 immediately prior to the transaction or disposition beneficially own, directly or indirectly, a majority of the voting power of the then outstanding voting securities of the surviving entity in the transaction or disposition (including an entity which as a result of such transaction owns CWI 2 or all or substantially all of its assets).

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“Restriction Termination Date” means, (i) with respect to the WPC Entities, (A) the date on which the WPC Entities do not have the right to designate any persons for election of directors at the annual meeting of stockholders of CWI 2 in accordance with this Agreement, or (B) if earlier, a Change in Control of either (x) CWI 2, or (y) WPC, in the case of each of subclauses (x) and (y) if at such time any WPC representatives on CWI 2's Board of Directors resigns from the Board and the WPC Entities agree not to exercise their director designations right in the future (it if would otherwise continue); and (ii) with respect to the Watermark Entities, immediately upon the occurrence of a Restriction Cancellation Event.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SGP LLCA” means that certain Limited Liability Company Agreement of SGP dated as of September 15, 2010, as amended, by and among CWA, CLA and Carey II.

“SGP 2 LLCA” means that certain Limited Liability Company Agreement of SGP 2 dated as of February 9, 2015, as amended, by and between CWA 2 and Holdco.

“Subadvisory Agreements” means the CWI 1 Subadvisory Agreement together with the CWI 2 Subadvisory Agreement.

“Subsidiary” of any Person means another Person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or (b) of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability company) or similar function.

“Trademark Coexistence Agreement” means that certain trademark coexistence agreement attached hereto as Exhibit D, entered into on the date hereof to become automatically effective at the Closing by and between Watermark Capital and CWI 2.

“Transition Services Agreements” means the Watermark Transition Services Agreement and the WPC Transition Services Agreement.

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“Value” means, with respect to any Capital Stock beneficially owned by a particular Person, the sum of (i) with respect to Preferred Stock, the aggregate liquidation preference of any shares of Preferred Stock beneficially owned by such Person, plus (ii) with respect to Common Stock, the aggregate value of Common Stock beneficially owned by such Person (measured (A) prior to an IPO Event, in relation to the then-current net asset value of CWI 2 on a consolidated basis, and (B) from and after an IPO Event, in accordance with the thirty (30) day volume weighted average price of Common Stock).

“Watermark Bill of Sale” means that certain Bill of Sale attached hereto as Exhibit I, entered into on the date hereof to become automatically effective at the Closing by and between Watermark Capital and CWI 2.

“Watermark Transition Services Agreement” means that certain transition services agreement attached hereto as Exhibit G, entered into on the date hereof to become automatically effective at the Closing by and between Watermark Capital and CWI 2.

“WPC Trademark Assignment Agreement” means that certain Trademark Assignment Agreement attached hereto as Exhibit J, entered into on the date hereof to become automatically effective at the Closing between WPC and CWI 2.

“WPC Transition Services Agreement” means that certain transition services agreement substantially in the form attached hereto as Exhibit H, entered into on the date hereof to become automatically effective at the Closing between WPC and CWI 2.

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ANNEX II

Notices

Party	Address
CWI 1 Entities:	Carey Watermark Investors Incorporated 50 Rockefeller Plaza New York, New York 10020
CWI 2 Entities:	Carey Watermark Investors 2 Incorporated 50 Rockefeller Plaza New York, New York 10020
WPC Entities:

W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020

with a copy to (for information purposes only):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Christopher Giordano

Jon Venick

Email: Christopher.Giordano@dlapiper.com

Jon.Venick@us.dlapiper.com

Watermark Entities:

Watermark Capital Partners, LLC
150 North Riverside Plaza, Suite 4200
Chicago, Illinois 60606
Attention: Michael Medzigian

Email: medzigian@watermarkcap.com

with a copy to (for information purposes only):

Vedder Price P.C.

222 North LaSalle Street, Suite 2400
Chicago, Illinois 60601

Attention: Michael A. Nemeroff

Shelby E. Parnes

Email: mnemeroff@vedderprice.com

sparnes@vedderprice.com

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